EXHIBIT 2.4

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (the “Agreement”) is being entered into effective as of the 10TH day of February 2015 (the “Effective Date”) by and among Signal Point Holdings Corp., a Delaware corporation (“SPHC”); Roomlinx Merger Corp., a Delaware corporation (the “Merger Sub”) and Roomlinx, Inc., a Nevada corporation (“RMLX”).  The entities will collectively be referred to herein as the “Parties” and referred to individually as a “Party,” depending on context.

RECITALS

WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated as of March 14, 2014, as amended through the date hereof (the “Merger Agreement”);

WHEREAS, as of the date hereof the Parties have not consummated the transactions contemplated by the Merger Agreement; and

WHEREAS, the Parties have agreed to terminate the Merger Agreement and settle all matters in controversy between or among them arising out of the Merger Agreement, or otherwise, as contemplated herein.

NOW THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.     Termination.  The Parties hereby agree that the Merger Agreement is hereby terminated in all respects as of the Effective Date.

2.     Mutual Releases.  Effective as of the Effective Date, the Parties have agreed to waive, resolve, release, acquit, hold harmless and forever discharge all actions, claims, liabilities, obligations, liens, charges, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, demands, and causes of action whatsoever, at law, equity, admiralty, administrative or statutory, whether known or unknown, suspected or unsuspected, accrued or unaccrued, foreseen or unforeseen, fixed or contingent, liquidated or unliquidated, matured or unmatured, whether of class or individual in nature, direct or derivative, and whether for injunctive relief, compensatory, punitive or any other kind of damages or remedies from the beginning of time through the Closing Date between and among them, including, but not limited to, claims which could have been raised by amendment or supplement, counterclaim, or cross claim, including, but not limited to, any and all claims relating either directly or indirectly to the Merger Agreement, or otherwise.

2.1     Release of SPHC by RMLX.  Effective as of the Effective Date, RMLX together with its past, present or future officers, directors, shareholders, employees, agents, members, partners, managers, subrogees, subrogors, heirs, executors, administrators family members, controlling persons, administrators, parents, subsidiaries (including the Merger Sub), related or affiliated persons or entities, successors or assigns (collectively the “RMLX Releasing Parties”) hereby waive, resolve, release, acquit, hold harmless, forever discharge and covenant not to sue SPHC and its past, present or future parents, officers, directors, employees, shareholders, subrogees, subrogors, heirs, executors, administrators, partners, members, managers, family members, agents, attorneys, auditors, accountants, trustees, insurers, parents, subsidiaries, related or affiliated persons or entities, beneficiaries, successors and assigns (collectively the “SPHC Released Parties”), from any and all actions, claims, liabilities, obligations, liens, charges, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements promises, variances, trespasses, damages, judgments, extents, executions, demands, and causes of action whatsoever, at law, equity, admiralty, administrative or statutory, whether known or unknown, suspected or unsuspected, accrued or unaccrued, foreseen or unforeseen, fixed (vested) or contingent, liquidated or unliquidated, matured or unmatured, whether of class or individual in nature, direct or derivative, and whether for injunctive relief, compensatory, punitive or any other kind of damages or remedies, which the RMLX Releasing Parties ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever against the SPHC Released Parties from the beginning of time through the Effective Date.  This release of claims is effective regardless of whether any or all such claims are presently known or unknown, vested or contingent, accrued or yet to accrue, or asserted in law, equity or otherwise.

2.2     Release of RMLX by SPHC.  Effective as of the Effective Date, SPHC together with its past, present or future officers, directors, shareholders, employees, agents, members, partners, managers, subrogees, subrogors, heirs, executors, administrators family members, controlling persons, administrators, parents, subsidiaries, related or affiliated persons or entities, successors or assigns (collectively, the “SPHC Releasing Parties”) each hereby unconditionally and irrevocably waive, resolve, release, acquit, hold harmless, forever discharge and covenant not to sue RMLX, together with its past, present or future officers, directors, employees, shareholders, administrators, partners, members, managers, family members, agents, attorneys, auditors, accountants, trustees, insurers, parents, subsidiaries (including the Merger Sub), related or affiliated persons or entities, beneficiaries, successors and assigns (collectively, the “RMLX Released Parties”), from any and all actions, claims, liabilities, obligations, liens, charges, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, demands, and causes of action whatsoever, at law, equity, admiralty, administrative or statutory, whether known or unknown, suspected or unsuspected, accrued or unaccrued, foreseen or unforeseen, fixed, vested or contingent, liquidated or unliquidated, matured or unmatured, whether of class or individual in nature, direct or derivative, and whether for injunctive relief, compensatory, punitive or any other kind of damages or remedies, which the SPHC Releasing Parties ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever against the RMLX Released Parties from the beginning of time through the  Effective Date.  This release of claims is effective regardless of whether any or all such claims are presently known or unknown, vested or contingent, accrued or yet to accrue, or asserted in law, equity or otherwise.

2.3     The releases set forth in this Section 2 shall not include, nor extend to the obligations created by and under this Agreement including, but not limited to, the right to indemnification for the Parties set forth in Section 8, which shall survive the Closing (as defined below).

3.     Further Instruments and Responsibilities.  The Parties agree to cooperate with each other to execute further documents or instruments or take other reasonable steps necessary to effectuate the termination of the Merger Agreement and the terms of this Agreement.   RMLX hereby agrees to promptly file a Report on Form 8-K with the Securities and Exchange Commission disclosing the termination of the Merger Agreement.

4.     No Sale, Transfer, Conveyance, or Assignment of Claims.  The Parties represent and warrant to each other that they have not sold, transferred, conveyed, encumbered or assigned any claims or causes of action against the other Party being released pursuant to this Agreement.

5.     No Admission of Liability.  Facts recited, representations made, and consideration provided in this Agreement or other documents and agreements that may be executed in connection with this Agreement are not to be construed as an admission of liability on the part of any party.

6.     Injunctive Relief.  Each Party acknowledges and agrees that the other Parties may be irreparably damaged if any provision of this Agreement is not performed in accordance with its terms or otherwise is breached.  Accordingly, each Party agrees that the other Party may be entitled, subject to a determination by a court of competent jurisdiction, to injunctive relief to prevent any such failure of performance or breach and to enforce specifically the provisions of this Agreement, without the requirement to post a bond.  In the event any Party is required to seek relief or join in any action commenced as a result of a breach by the other Party of its obligations under this Agreement, the prevailing Party and any Party required to join such action shall be entitled to recover such Party’s reasonable attorneys’ fees and expenses from and against the non-prevailing Party.

7.     Representations and Warranties.

7.1     Each of Parties hereby represents and warrants that (i) it is a corporation duly organized, validly existing and in good standing under the laws of the applicable jurisdiction identified in the Preamble, with full power and authority to execute, deliver and perform its obligations under this Agreement; (ii) it has the power and authority to execute and deliver this Agreement and to carry out its obligations hereunder; (iii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each of the Parties; and (iv) this Agreement constitutes the valid and legally binding obligation of each of the Parties, enforceable against each of the Parties in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

7.2     Each of the Parties hereby represents and warrants that there is no material fact or circumstance known to such Party that has not been disclosed in writing to the other Party that is reasonably likely to materially and adversely affect each respective Party’s decision to terminate the Merger Agreement.

8.     Indemnification.

8.1     Indemnification Obligations of SPHC.  SPHC shall indemnify, defend and hold the RMLX Released Parties harmless from, against, and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to any breach or inaccuracy of any representations or warranties made by SPHC made as of the date hereof to any third party.

8.2     Indemnification Obligations of RMLX.  RMLX shall indemnify, defend and hold SPHC Released harmless from, against, and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to (i) any breach or inaccuracy of any representations or warranties made by RMLX or the Merger Sub made as of the date hereof to any third party; and (ii) any liabilities or costs relating to filings made with the Securities and Exchange Commission in connection with the Merger Agreement prior to the date hereof.

9.     Entire Agreement.  This Agreement, including the exhibits and addenda hereto, constitutes the entire agreement of the Parties.  No representation, promise, inducement, or statement of intention, whether written or oral, has been made by or on behalf of any Party concerning the subject matter hereof which is not set forth in this Agreement.  This Agreement supersedes all prior and contemporaneous oral and written agreements and discussions.

10.     Modification of Agreement.  This Agreement may not be modified or amended, nor any of its terms waived, except by a writing signed by all of the Parties hereto.

11.     Severability.  In the event that any material provision of this Agreement is held invalid, the remainder of this Agreement shall remain fully enforceable.

12.     Non-Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective estates, heirs, legatees, executors, administrators, employees, officers, directors, and other personal representatives; provided that none of the Parties may assign any rights, obligations, or interest under this Agreement without prior written consent of the other Parties.

13.     Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.     Construction.  The language used in this Agreement will be construed in all cases in accordance with ordinary usage and meaning.  The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that no single party bears sole responsibility for the draftsmanship of this Agreement.  Consequently, no rule of construction to the effect that ambiguities are to be resolved against the drafting Party should be employed in the interpretation of this Agreement.

15.     Governing Law and Forum Selection.  The interpretation and construction of this Agreement and any amendment of it, and waivers and consents under it, shall be governed by and be construed in accordance with the substantive law of the State of New York.  Any disputes arising under or relating to this Agreement will be resolved exclusively in the state or federal courts of New York County, New York.  All Parties consent to the exercise of personal jurisdiction over them in that forum.  Any Party who prevails in any action or lawsuit to enforce this Agreement, or who prevails in the defense of any lawsuit or other claim filed against that Party in violation of this Agreement, shall be awarded all reasonable and necessary attorneys’ fees and costs incurred in connection with said lawsuit or claim.

16.     Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date delivered, if delivered personally, (ii) on the fifth business day after being mailed by registered or certified mail (postage prepaid, return receipt requested), or (iii) one business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective Parties at their address set forth below (or at such other address as shall be specified by notice given in accordance with this Section):

17.     Costs.  Except as otherwise provided herein, each Party shall pay all of its own costs, attorneys’ fees, and expenses associated with this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Termination and Release Agreement to be duly executed by their duly authorized representatives.

ROOMLINX, INC.

By: /s/    Michael Wasik
Name:    Michael Wasik
Title:      CEO

ROOMLINX MERGER CORP.

By: /s/    Michael Wasik
Name:    Michael Wasik
Title:      CEO

SIGNAL POINT HOLDINGS CORP.

By: /s/    Robert DePalo
Name:    Robert DePalo
Title:      CEO